Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Matador Resources Company:

We consent to the use of our reports dated March 2, 2015, with respect to the consolidated balance sheet of Matador Resources Company and subsidiaries as of December 31, 2014, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows, for the year ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Dallas, Texas

September 4, 2015